Exhibit 99.1

ContraFect Reports First Quarter 2023 Financial Results and Provides Business Update

YONKERS, New York – May 15, 2023 — ContraFect Corporation (Nasdaq: CFRX), a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs), including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, today announces business updates and financial results for the first quarter ended March 31, 2023.

“As a physician-scientist, I am truly excited to have begun dosing patients in our Phase 1b/2 clinical study of intra-articular exebacase for the treatment of chronic prosthetic joint infections of the knee. There has been no change in the standard of care for this disease, which is surgical revision, in the past 40-plus years and we finally have the potential to change the paradigm,” said Roger J. Pomerantz, M.D., ContraFect’s President, Chief Executive Officer, and Chairman. “And on top of this, we remain on track to file an IND for our second program, CF-370, one of the first engineered lysins targeting Gram-negative pathogens, around the middle of this year. Resistant Gram-negative infections are an area of global unmet medical need where we could make a significant difference with the potential to improve clinical outcomes for patients, including against resistant Pseudomonas, Acinetobacter and Klebsiella species.”

First Quarter 2023 Highlights and Recent Developments

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In April 2023, the Company announced the first patient had been dosed in the Phase 1b/2 of exebacase in the setting of an arthroscopic debridement, antibiotics, irrigation, and retention (DAIR) procedure in patients with chronic prosthetic joint infections (PJI) of the knee due to Staphylococcus aureus (S. aureus) or Coagulase-Negative Staphylococci (CoNS). The patient was treated at the Hôspices Civils de Lyon in Lyon, France, the clinical site where the study is being conducted.

The Phase 1b/2 study of exebacase is a randomized, double-blind, placebo-controlled clinical study conducted in France to assess the safety, pharmacokinetics (PK), and efficacy of intra-articularly administered exebacase in patients with chronic PJI of the knee due to S. aureus or CoNS. The study will be conducted in two parts. Part I will assess efficacy at an early, six-week timepoint in addition to safety and PK. Part II will be a long-term clinical safety and efficacy follow-up for a period of up to two years. Patients entering the study will be randomized 3:1 to either exebacase or placebo, with patients receiving study drug in the setting of a of a minimally-invasive arthroscopic debridement, antibiotics, irrigation, and retention (DAIR) Procedure.

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In April 2023, at the 33rd European Congress of Clinical Microbiology & Infectious Diseases (ECCMID) Annual Meeting held from April 15-18, 2023 in Copenhagen, Denmark, the Company provided an oral presentation of data from the study of the efficacy of CF-370, in addition to amikacin, in a neutropenic rabbit lung infection model. The study demonstrated that CF-370 is efficacious against an extensively drug-resistant (XDR) strain of P. aeruginosa. The most significant reductions in bacterial density occurred with the administration of multiple doses of CF-370 in addition to amikacin as compared to all other treatment arms.

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ContraFect also presented multiple posters at the ECCMID Annual Meeting, including new data on the use of electron microscopy to elucidate the mechanism of CF-370’s potent bacteriolytic activity against P. aeruginosa, Klebsiella pneumoniae (K. pneumoniae), Acinetobacter baumannii (A. baumannii), Escherichia coli (E. coli), Enterobacter cloacae (E. cloacae) and Stenotrophomonas maltophilia (S. maltophilia) and the capacity of CF-370 to disrupt the outer membrane and depolarize the inner membrane of P. aeruginosa, K. pneumoniae, A. baumannii, E. coli, E. cloacae and S. maltophilia. This depolarization impairs swarming motility and prevents biofilm formation, both resulting in decreased pathogenic virulence.

New data was also presented demonstrating exebacase’s in vitro bactericidal and antibiofilm activity against Staphylococcus aureus strains associated with pulmonary exacerbations of cystic fibrosis patients, including antibiotic-resistant isolates.

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In March 2023, the Company closed on a $10.0 million registered direct offering and concurrent private placement of warrants to purchase common stock. The proceeds provide important capital to support the advancement of exebacase into the Phase 1b/2 study of patients with chronic PJI, and of CF-370 toward a mid-year investigational new drug (IND) application.

First Quarter 2023 Financial Results

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Research and development (R&D) expenses were $5.3 million for the first quarter of 2023 compared to $12.7 million in the comparable period in 2022. This decrease was primarily attributable to significantly reduced expenditures on late-stage development activities including the contract research organizations (CROs) to support the continued closure of the Phase 3 DISRUPT study of exebacase, the chemistry, manufacturing and controls (CMC) activities for exebacase, external clinical consultants and headcount and related personnel costs as a result of the restructuring of the Company’s workforce in the third quarter of 2022.

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General and administrative (G&A) expenses were $3.6 million for the first quarter of 2023 compared to $3.3 million in the comparable period in 2022. This increase was primarily attributable to an increase in costs for consulting fees and related expenses incurred to support the continued listing of our common stock on Nasdaq.

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Net loss was $1.4 million, or a loss of $0.69 per share, for the first quarter of 2023 compared to net loss of $20.2 million, or a loss of $41.00 per share, for the comparable period in 2022. The net loss in the current period includes a $7.4 million, or $3.75 per share, non-cash gain related to the change in fair value of the Company’s warrant liabilities. In the prior year period, the net loss included a $4.2 million, or $8.57 per share, non-cash charge from the change in the fair value of the Company’s warrant liabilities.

•	As of March 31, 2023, ContraFect had cash, cash equivalents and marketable securities of $13.9 million.

About ContraFect:

ContraFect is a biotechnology company focused on the discovery and development of DLAs, including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of DLAs, which include lysins and amurin peptides. Lysins are a new class of DLAs which are recombinantly produced antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. Amurin peptides are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, including P. aeruginosa, Acinetobacter baumannii, and Enterobacter species. We believe that the properties of our lysins and amurin peptides will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. We have completed a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis, with our lead lysin candidate, exebacase, which is the first lysin to enter clinical studies in the U.S. Exebacase was granted Breakthrough Therapy designation by the FDA for the treatment of MRSA bloodstream infections, including right-sided endocarditis, when used in addition to SOC anti-staphylococcal antibiotics.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Activities related to exebacase during the period of performance under the contract will be funded in part with federal funds from HHS; ASPR; BARDA, under contract number 75A501212C00021.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements made by Dr. Pomerantz, including the Phase 1b/2 patient dosing and the timing of the CF-370 IND filing, whether the Company can change the surgical revision standard of care paradigm for chronic PJI, whether CF-370 is one of the first engineered lysins targeting Gram-negative pathogens, whether the Company could make a significant difference and improve patient clinical outcomes, ContraFect’s ability to discover and develop DLAs as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, the Company’s financial results, financial position, balance sheets and statement of operations, whether the offering proceeds will support the advancement of exebacase in the Phase1b/2 study and CF-370 toward an IND application, whether ContraFect will address life-threatening infections using therapeutic candidates from its DLA platform, whether lysins are a new class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, whether amurins are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, and whether the properties of ContraFect’s lysins and amurins will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including, without limitation, that ContraFect has and expects to continue to incur significant losses, ContraFect’s need for additional funding, which may not be available, the occurrence of any adverse events related to the discovery, development and commercialization of ContraFect’s product candidates such as unfavorable clinical trial results, insufficient supplies of drug products, the lack of regulatory approval, or the unsuccessful attainment or maintenance of patent protection, changes in management may negatively affect ContraFect’s business and other important risks detailed under the caption “Risk Factors” in ContraFect’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

(in thousands)

	March 31, 2023	December 31, 2022
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$11,866	$8,907
Marketable securities	2,025	4,775
Prepaid expenses	2,060	1,382
Other current assets	1,747	2,642

Total current assets	17,698	17,706
Property and equipment, net	587	627
Operating lease right-of-use assets	2,162	2,241
Other assets	105	105

Total assets	$20,552	$20,679

Liabilities and stockholders’ deficit
Current liabilities	$19,652	$20,840
Warrant liabilities	1,899	9,299
Long-term portion of lease liabilities	2,100	2,210
Other liabilities	38	182

Total liabilities	23,689	32,531
Total stockholders’ deficit	(3,137)	(11,852)

Total liabilities and stockholders’ deficit	$20,552	$20,679

CONTRAFECT CORPORATION

Statements of Operations

	Three Months Ended March 31,
	2023	2022
	(unaudited)
Operating expenses:
Research and development	$5,295	$12,725
General and administrative	3,563	3,254

Total operating expenses	8,858	15,979

Loss from operations	(8,858)	(15,979)
Other income (expense):
Interest income, net	87	34
Change in fair value of warrant liabilities	7,400	(4,212)

Total other income (expense), net	7,487	(4,178)

Net loss	$(1,371)	$(20,157)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.69)	$(41.00)

Basic and diluted weighted average shares outstanding	1,975,476	491,626

In this release, management has presented its financial position as of March 31, 2023 and its operating results for the three months ended March 31, 2023 and 2022 in accordance with U.S. Generally Accepted Accounting Principles (GAAP). All share and per share amounts have been adjusted for all periods presented to reflect a one-for-eighty reverse stock split effected on February 14, 2023. The Company’s financial position as of December 31, 2022 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023. You should refer to the Company’s Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contacts:

Michael Messinger

ContraFect Corporation

Email: mmessinger@contrafect.com